Exhibit 99.1

Microsoft_Investor_Relations_News_Release

Microsoft Reports Record Fourth-Quarter and Full-Year Results

Microsoft Office, server products, and Xbox 360 drive $17.37 billion of fourth-quarter revenue

REDMOND, Wash. — Jul. 21, 2011 — Microsoft Corp. today announced record fourth-quarter revenue of $17.37 billion for the quarter ended June 30, 2011, an 8% increase from the same period of the prior year. Operating income, net income, and diluted earnings per share for the quarter were $6.17 billion, $5.87 billion, and $0.69 per share, which represented increases of 4%, 30%, and 35%, respectively, when compared with the prior year period.

For the fiscal year ended June 30, 2011, Microsoft reported record revenue of $69.94 billion, a 12% increase from the prior year. Operating income, net income, and diluted earnings per share for the year were $27.16 billion, $23.15 billion, and $2.69, which represented increases of 13%, 23%, and 28%, respectively, when compared with the prior year.

“Throughout fiscal 2011, we delivered to market a strong lineup of products and services which translated into double-digit revenue growth, and operating margin expansion,” said Peter Klein, chief financial officer at Microsoft. “Our platform and cloud investments position us for long-term growth.”

Microsoft Business Division revenue for the fourth quarter grew 7% and 16% for the full year. Office 2010 continues to be the fastest-selling version of Microsoft Office in history with over 100 million licenses sold. In June, Microsoft released Office 365 with familiar Microsoft Office collaboration and productivity tools delivered through the cloud.

Server & Tools revenue grew 12% for the fourth quarter, the fifth consecutive quarter of double-digit growth, and grew 11% for the full year. Windows Server, System Center, and SQL Server continued to drive revenue growth in the segment.

Windows and Windows Live Division revenue declined 1% for the fourth quarter and revenue for the full year decreased 2%. Excluding the impact of the prior year Windows 7 launch and revenue deferral, we estimate full-year revenue growth was in line with PC market growth of 2% to 4%. Windows 7 has sold over 400 million licenses and business deployments continue to accelerate. During the quarter, Microsoft unveiled a preview of the next version of Windows, codenamed Windows 8, featuring a new user interface and application experience.

Online Services Division revenue grew 17% for the fourth quarter and 15% for the full year, primarily driven by increases in search revenue. Bing’s U.S. search share increased 340 basis points year-over-year to 14.4% this quarter. Microsoft also released new features that incorporate the Facebook social graph to help users make better decisions based on their social connections.

Entertainment & Devices Division revenue grew 30% for the fourth quarter and 45% for the full year, due to the ongoing momentum of the console, Kinect, and Xbox Live. Xbox 360 has been the top-selling game console in the U.S. over the past twelve months. At E3 in June, Microsoft highlighted its upcoming game lineup, Xbox Live content partnerships, and enhanced content discovery using Bing and Kinect.

“A strong year of double-digit increases in revenue and earnings is a real credit to all of our Microsoft employees and partners around the world. We continue to see strong business demand across all of our products, from small businesses all the way up to the largest global enterprises,” said Kevin Turner, chief operating officer at Microsoft. “Our move to cloud services continues with the release and momentum of Office 365 and growth in Windows Azure. We’re providing our customers seamless and powerful ways to move to the cloud, and we are well positioned for the coming year.”

Business Outlook

Microsoft reaffirms fiscal 2012 operating expense guidance of 3% to 5% growth from 2011, or $28.0 billion to $28.6 billion.

Webcast Details

Peter Klein, chief financial officer, Frank Brod, chief accounting officer, and Bill Koefoed, general manager of Investor Relations, will host a conference call and webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/investor. The webcast will be available for replay through the close of business on Jul. 21, 2012.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	execution and competitive risks in transitioning to cloud-based computing;

•	challenges to Microsoft’s business model;

•	intense competition in all of Microsoft’s markets;

•	Microsoft’s continued ability to protect its intellectual property rights;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of Microsoft’s source code;

•	actual or perceived security vulnerabilities in Microsoft products that could reduce revenue or lead to liability;

•	improper disclosure of personal data that could result in liability and harm to Microsoft’s reputation;

•	outages and disruptions of services provided to customers directly or through third parties if Microsoft fails to maintain an adequate operations infrastructure;

•	government litigation and regulation affecting how Microsoft designs and markets its products;

•	Microsoft’s ability to attract and retain talented employees;

•	delays in product development and related product release schedules;

•	significant business investments that may not gain customer acceptance and produce offsetting increases in revenue;

•

unfavorable changes in general economic conditions, disruption of our partner networks or sales channels, or the availability of credit that affect demand for Microsoft’s products and services or the value of our investment portfolio;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	quality or supply problems in Microsoft’s consumer hardware or other vertically integrated hardware and software products;

•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;

•	exposure to increased economic and regulatory uncertainties from operating a global business;

•	geopolitical conditions, natural disaster, cyberattack or other catastrophic events disrupting Microsoft’s business; and

•	acquisitions, joint ventures and strategic alliances that adversely affect the business.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/investor.

All information in this release is as of July 21, 2011. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070,

rrt@waggeneredstrom.com

For more information, financial analysts and investors only:

Bill Koefoed, general manager, Investor Relations, (425) 706-3703

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts, is available at http://www.microsoft.com/investor.

MICROSOFT CORPORATION

INCOME STATEMENTS

	000000000	000000000	000000000	000000000
(In millions, except per share amounts) (Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30

	2011	2010	2011	2010

Revenue	$17,367	$16,039	$69,943	$62,484
Operating expenses:
Cost of revenue	3,708	3,170	15,577	12,395
Research and development	2,393	2,350	9,043	8,714
Sales and marketing	3,916	3,602	13,940	13,214
General and administrative	1,179	987	4,222	4,063

Total operating expenses	11,196	10,109	42,782	38,386

Operating income	6,171	5,930	27,161	24,098
Other income	148	94	910	915

Income before income taxes	6,319	6,024	28,071	25,013
Provision for income taxes	445	1,506	4,921	6,253

Net income	$5,874	$4,518	$23,150	$18,760

Earnings per share:
Basic	$0.70	$0.52	$2.73	$2.13
Diluted	$0.69	$0.51	$2.69	$2.10

Weighted average shares outstanding:
Basic	8,429	8,712	8,490	8,813
Diluted	8,521	8,821	8,593	8,927

Cash dividends declared per common share	$0.16	$0.13	$0.64	$0.52

MICROSOFT CORPORATION

BALANCE SHEETS

	000000000000	000000000000
(In millions) (Unaudited)

June 30,	2011	2010

Assets
Current assets:
Cash and cash equivalents	$9,610	$5,505
Short-term investments (including securities loaned of $1,181 and $62)	43,162	31,283

Total cash, cash equivalents, and short-term investments	52,772	36,788
Accounts receivable, net of allowance for doubtful accounts of $333 and $375	14,987	13,014
Inventories	1,372	740
Deferred income taxes	2,467	2,184
Other	3,320	2,950

Total current assets	74,918	55,676
Property and equipment, net of accumulated depreciation of $9,829 and $8,629	8,162	7,630
Equity and other investments	10,865	7,754
Goodwill	12,581	12,394
Intangible assets, net	744	1,158
Other long-term assets	1,434	1,501

Total assets	$108,704	$86,113

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,197	$4,025
Short-term debt	0	1,000
Accrued compensation	3,575	3,283
Income taxes	580	1,074
Short-term unearned revenue	15,722	13,652
Securities lending payable	1,208	182
Other	3,492	2,931

Total current liabilities	28,774	26,147
Long-term debt	11,921	4,939
Long-term unearned revenue	1,398	1,178
Deferred income taxes	1,456	229
Other long-term liabilities	8,072	7,445

Total liabilities	51,621	39,938

Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital – shares authorized 24,000; outstanding 8,376 and 8,668	63,415	62,856
Retained deficit, including accumulated other comprehensive income of $1,863 and $1,055	(6,332)	(16,681)

Total stockholders’ equity	57,083	46,175

Total liabilities and stockholders’ equity	$108,704	$86,113

MICROSOFT CORPORATION

CASH FLOWS STATEMENTS

	00000000	00000000	00000000	00000000
(In millions) (Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,

	2011	2010	2011	2010

Operations
Net income	$5,874	$4,518	$23,150	$18,760
Adjustments to reconcile net income to net cash from operations:
Depreciation, amortization, and other	689	718	2,766	2,673
Stock-based compensation expense	544	482	2,166	1,891
Net recognized losses (gains) on investments and derivatives	15	114	(362)	(208)
Excess tax benefits from stock-based compensation	(3)	(7)	(17)	(45)
Deferred income taxes	326	(483)	2	(220)
Deferral of unearned revenue	11,896	9,682	31,227	29,374
Recognition of unearned revenue	(7,746)	(7,055)	(28,935)	(28,813)
Changes in operating assets and liabilities:
Accounts receivable	(4,886)	(4,144)	(1,451)	(2,238)
Inventories	(303)	(260)	(561)	(44)
Other current assets	(772)	374	(1,259)	464
Other long-term assets	(110)	(80)	62	(223)
Accounts payable	293	755	58	844
Other current liabilities	28	597	(1,146)	451
Other long-term liabilities	97	393	1,294	1,407

Net cash from operations	5,942	5,604	26,994	24,073

Financing
Short-term debt repayments, maturities of 90 days or less, net	0	(545)	(186)	(991)
Proceeds from issuance of debt, maturities longer than 90 days	0	1,575	6,960	4,167
Repayments of debt, maturities longer than 90 days	0	(1,088)	(814)	(2,986)
Common stock issued	180	912	2,422	2,311
Common stock repurchased	(1,256)	(3,839)	(11,555)	(11,269)
Common stock cash dividends paid	(1,350)	(1,130)	(5,180)	(4,578)
Excess tax benefits from stock-based compensation	3	7	17	45
Other	0	10	(40)	10

Net cash used in financing	(2,423)	(4,098)	(8,376)	(13,291)

Investing
Additions to property and equipment	(642)	(758)	(2,355)	(1,977)
Acquisition of companies, net of cash acquired	(2)	0	(71)	(245)
Purchases of investments	(8,286)	(4,174)	(35,993)	(30,168)
Maturities of investments	1,905	1,005	6,897	7,453
Sales of investments	6,112	2,420	15,880	15,125
Securities lending payable	(37)	(2,612)	1,026	(1,502)

Net cash used in investing	(950)	(4,119)	(14,616)	(11,314)
Effect of exchange rates on cash and cash equivalents	20	(37)	103	(39)

Net change in cash and cash equivalents	2,589	(2,650)	4,105	(571)
Cash and cash equivalents, beginning of period	7,021	8,155	5,505	6,076

Cash and cash equivalents, end of period	$9,610	$5,505	$9,610	$5,505

MICROSOFT CORPORATION

SEGMENT REVENUE AND OPERATING INCOME (LOSS)

	00000000	00000000	00000000	00000000
(In millions) (Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,

	2011	2010	2011	2010

Revenue
Windows & Windows Live Division	$4,740	$4,781	$19,024	$19,494
Server and Tools	4,643	4,149	17,096	15,378
Online Services Division	662	568	2,528	2,201
Microsoft Business Division	5,777	5,375	22,186	19,076
Entertainment and Devices Division	1,485	1,144	8,913	6,168
Unallocated and other	60	22	196	167

Consolidated	$17,367	$16,039	$69,943	$62,484

Operating income (loss)
Windows & Windows Live Division	$2,943	$3,066	$12,281	$13,034
Server and Tools	1,774	1,560	6,608	5,539
Online Services Division	(728)	(688)	(2,557)	(2,337)
Microsoft Business Division	3,618	3,219	14,124	11,504
Entertainment and Devices Division	32	(172)	1,324	618
Corporate-level activity	(1,468)	(1,055)	(4,619)	(4,260)

Consolidated	$6,171	$5,930	$27,161	$24,098

MICROSOFT CORPORATION

FINANCIAL HIGHLIGHTS

(Unaudited)

Summary

	00000000	00000000	00000000	00000000	00000000	00000000
(In millions, except per share amounts and percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change

	2011	2010		2011	2010

Revenue	$17,367	$16,039	8%	$69,943	$62,484	12%
Operating income	$6,171	$5,930	4%	$27,161	$24,098	13%
Diluted earnings per share	$0.69	$0.51	35%	$2.69	$2.10	28%

Three months ended June 30, 2011 compared with three months ended June 30, 2010

Revenue increased primarily due to strong sales of Server and Tools products, the 2010 Microsoft Office system, and the Xbox 360 entertainment platform. Changes in foreign currency exchange rates had an insignificant impact on revenue.

Operating income increased reflecting an increase in revenue, offset in part by higher operating expenses. Key changes in operating expenses were:

•

Cost of revenue increased $538 million or 17%, primarily due to higher costs associated with our online offerings, including traffic acquisition costs and royalty costs relating to Xbox LIVE digital content, higher expenses from providing Enterprise Services, and increased volumes of Xbox 360 consoles sold.

•	Sales and marketing expenses increased $314 million or 9%, primarily as a result of higher headcount-related expenses and increased fees paid to third party enterprise software advisors.

•	General and administrative expenses increased $192 million or 19%, due primarily to new Puerto Rican excise taxes and higher headcount-related expenses.

Diluted earnings per share increased reflecting higher revenue, lower income tax expense, and repurchases of common stock, offset in part by higher operating expenses.

Twelve months ended June 30, 2011 compared with twelve months ended June 30, 2010

Revenue increased primarily due to strong sales of the Xbox 360 entertainment platform, the 2010 Microsoft Office system, and Server and Tools products, offset in part by lower Windows revenue. Revenue also increased due to the fiscal year 2010 deferral of $254 million of revenue from earlier versions of the Microsoft Office system sold with a guarantee to be upgraded to the newest version of the Microsoft Office system at minimal or no cost (“Office Deferral”) and the subsequent recognition of the Office Deferral during fiscal year 2011. Changes in foreign currency exchange rates had an insignificant impact on revenue.

Operating income increased reflecting the change in revenue, offset in part by higher operating expenses. Key changes in operating expenses were:

•

Cost of revenue increased $3.2 billion or 26%, due to higher costs associated with our online offerings, including traffic acquisition costs, and increased volumes of Xbox 360 consoles and Kinect sensors sold.

•

Sales and marketing expenses increased $726 million or 5%, primarily reflecting increased advertising and marketing of the Xbox 360 platform, Windows Phone, and Windows and Windows Live, higher headcount-related expenses and increased fees paid to third party enterprise software advisors.

•	Research and development expenses increased $329 million or 4%, due mainly to higher headcount-related expenses.

•

General and administrative expenses increased $159 million or 4%, due mainly to higher headcount-related expenses and new Puerto Rican excise taxes, partially offset by prior year transition expenses associated with the inception of the Yahoo! Commercial Agreement.

Diluted earnings per share increased reflecting higher revenue, repurchases of common stock, and lower income tax expense, offset in part by higher operating expenses.

SEGMENT PRODUCT REVENUE/OPERATING INCOME (LOSS)

The revenue and operating income (loss) amounts in this section are presented on a basis consistent with accounting principles generally accepted in the U.S. and include certain reconciling items attributable to each of the segments. Certain corporate-level activity has been excluded from our segment operating results and is presented separately. Prior period amounts have been recast to conform to the way we internally managed and monitored performance at the segment level during the current period, including moving Microsoft’s PC hardware business from Entertainment and Devices Division to Windows & Windows Live Division, Windows Embedded from Entertainment and Devices Division to Server and Tools, and Office for Mac from Entertainment and Devices Division to Microsoft Business Division, as well as implementing intersegment cost allocations between all segments related to the collaborative investment in mobile platform development.

Windows & Windows Live Division

	00000000	00000000	00000000	00000000	00000000	00000000
(In millions, except percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change

	2011	2010		2011	2010

Revenue	$4,740	$4,781	(1)%	$19,024	$19,494	(2)%
Operating income	$2,943	$3,066	(4)%	$12,281	$13,034	(6)%

Windows & Windows Live Division (“Windows Division”) develops and markets PC operating systems, related software and online services, and PC hardware products. This collection of software, hardware, and services is designed to simplify everyday tasks through efficient browsing capabilities and seamless operations across the user’s hardware and software. Windows Division offerings consist of multiple editions of the Windows operating system, software and services through Windows Live, and Microsoft PC hardware products.

Windows Division revenue is largely correlated to the PC market worldwide, as approximately 75% of total Windows Division revenue comes from Windows operating system software purchased by original equipment manufacturers (“OEMs”) which they pre-install on equipment they sell. The remaining approximately 25% of Windows Division revenue (“other revenue”) is generated by commercial and retail sales of Windows and PC hardware products and online advertising from Windows Live.

Three months ended June 30, 2011 compared with three months ended June 30, 2010

Windows Division revenue reflected relative performance in PC market segments. We estimate that sales of PCs to businesses grew approximately 8% this quarter and sales of PCs to consumers declined approximately 2%. The decline in consumer PC sales included an approximately 41% decline in the sales of netbooks. Taken together, the total PC market increased an estimated 1% to 3%. Revenue was negatively impacted by the effect of higher growth in emerging markets, where average selling prices are lower, relative to developed markets, and by lower recognition of previously deferred Windows XP revenue. This quarter, we experienced increased attachment of Windows to PCs shipped, particularly in emerging markets.

Windows Division operating income decreased as a result of decreased revenue and higher sales and marketing expenses. Sales and marketing expenses increased $52 million or 7% reflecting increased advertising of Windows and Windows Live.

Twelve months ended June 30, 2011 compared with twelve months ended June 30, 2010

Windows Division revenue reflected relative performance in PC market segments. We estimate that sales of PCs to businesses grew approximately 11% this year and sales of PCs to consumers declined approximately 1%. The decline in consumer PC sales included an approximately 32% decline in the sales of netbooks. Taken together, the total PC market increased an estimated 2% to 4%. Revenue was negatively impacted by the effect of higher growth in emerging markets, where average selling prices are lower, relative to developed markets, and by lower recognition of previously deferred Windows XP revenue. Considering the impact of Windows 7 launch in the prior year, including $273 million of revenue recognized related to the Windows 7 Deferral, we estimate that Windows Division revenue was in line with the PC market.

Windows Division operating income decreased as a result of decreased revenue and higher sales and marketing expenses. Sales and marketing expenses increased $224 million or 8% reflecting increased advertising of Windows and Windows Live.

Server and Tools

	0000000000	0000000000	0000000000	0000000000	0000000000	0000000000
(In millions, except percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change

	2011	2010		2011	2010

Revenue	$4,643	$4,149	12%	$17,096	$15,378	11%
Operating income	$1,774	$1,560	14%	$6,608	$5,539	19%

Server and Tools develops and markets technology and related services that enable information technology professionals and their systems to be more productive and efficient. Server and Tools product and service offerings include Windows Server, Microsoft SQL Server, Windows Azure, Visual Studio, System Center products, Windows Embedded device platforms, and Enterprise Services. Enterprise Services comprise Premier product support services and Microsoft Consulting Services. We also offer developer tools, training and certification. Approximately 50% of Server and Tools revenue comes primarily from multi-year volume licensing agreements, approximately 30% is purchased through transactional volume licensing programs, retail packaged product and licenses sold to OEMs, and the remainder comes from Enterprise Services.

Three months ended June 30, 2011 compared with three months ended June 30, 2010

Server and Tools revenue increased reflecting growth in both product sales and Enterprise Services. Product revenue increased $382 million or 11%, driven primarily by growth in Windows Server, SQL Server, and Enterprise Client Access License (“CAL”) Suites, reflecting continued adoption of Windows platform applications. Enterprise Services revenue grew $112 million or 14%, due to growth in both Premier product support and consulting services.

Server and Tools operating income increased due to revenue growth, offset in part by higher operating expenses. Sales and marketing expenses increased $149 million or 13% reflecting increased corporate marketing activities and fees paid to third party enterprise software advisors. Cost of revenue increased $133 million or 18%, primarily reflecting a $114 million increase in expenses from providing Enterprise Services.

Twelve months ended June 30, 2011 compared with twelve months ended June 30, 2010

Server and Tools revenue increased reflecting growth in both product sales and Enterprise Services. Product revenue increased $1.4 billion or 11%, driven primarily by growth in Windows Server, SQL Server, Enterprise CAL Suites, and Windows Embedded, reflecting continued adoption of Windows platform applications. Enterprise Services revenue grew $337 million or 11%, due to growth in both Premier product support and consulting services.

Server and Tools operating income increased due to revenue growth, offset in part by higher operating expenses. Cost of revenue increased $366 million or 13%, primarily reflecting a $323 million increase in expenses from providing Enterprise Services. Sales and marketing expenses increased $264 million or 6% reflecting increased fees paid to third party enterprise software advisors and increased corporate marketing activities.

Online Services Division

	000000000	000000000	000000000	000000000	000000000	000000000
(In millions, except percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change

	2011	2010		2011	2010

Revenue	$662	$568	17%	$2,528	$2,201	15%
Operating loss	$(728)	$(688)	(6)%	$(2,557)	$(2,337)	(9)%

Online Services Division (“OSD”) develops and markets information and content designed to help people simplify tasks and make more informed decisions online, and that help advertisers connect with audiences. OSD offerings include Bing, MSN, adCenter, and advertiser tools. Bing and MSN generate revenue through the sale of search and display advertising. Search and display advertising generally accounts for over 85% of OSD’s annual revenue.

Three months ended June 30, 2011 compared with three months ended June 30, 2010

OSD revenue increased primarily as a result of growth in online advertising revenue. Online advertising revenue grew $100 million or 20% to $597 million, reflecting continued growth in search and display advertising revenue, offset in part by decreased third party advertising revenue. Search revenue grew due to increased volumes reflecting general market growth, relative share gains in the U.S, and our Yahoo! alliance, offset in part by decreased revenue per search primarily related to challenges associated with optimizing the adCenter platform for the new mix and volume of traffic from the combined Yahoo! and Bing properties. As of June 30, 2011, according to third-party sources, Bing organic U.S. market share grew over 31% to approximately 14%, while Bing-powered U.S. market share, including Yahoo! properties, was approximately 27%.

OSD operating loss increased due to higher cost of revenue, offset in part by increased revenue. Cost of revenue grew $165 million, driven by costs associated with the Yahoo! search agreement and increased traffic acquisition costs.

Twelve months ended June 30, 2011 compared with twelve months ended June 30, 2010

OSD revenue increased primarily as a result of growth in online advertising revenue. Online advertising revenue grew $358 million or 19% to $2.3 billion, reflecting continued growth in search and display advertising revenue, offset in part by decreased third party advertising revenue. Search revenue grew due to increased volumes reflecting general market growth, relative share gains in the U.S., and our Yahoo! alliance, offset in part by decreased revenue per search primarily related to challenges associated with optimizing the adCenter platform for the new mix and volume of traffic from the combined Yahoo! and Bing properties. As of June 30, 2011, according to third-party sources, Bing organic U.S. market share grew over 31% to approximately 14%, while Bing-powered U.S. market share, including Yahoo! properties, was approximately 27%.

OSD operating loss increased due to higher operating expenses, offset in part by increased revenue. Cost of revenue grew $641 million driven by costs associated with the Yahoo! search agreement and increased traffic acquisition costs. General and administrative expenses decreased $157 million or 60% due mainly to transition expenses in the prior year associated with the inception of the Yahoo! Commercial Agreement. Research and development increased $117 million or 11% due to increased headcount-related costs.

Microsoft Business Division

	000000000	000000000	000000000	000000000	000000000	000000000
(In millions, except percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change

	2011	2010		2011	2010

Revenue	$5,777	$5,375	7%	$22,186	$19,076	16%
Operating income	$3,618	$3,219	12%	$14,124	$11,504	23%

Microsoft Business Division (“MBD”) develops and markets software and services designed to increase personal, team, and organization productivity. MBD offerings include the Microsoft Office system (comprising mainly Office, SharePoint, Exchange and Lync), which generates over 90% of MBD revenue, and Microsoft Dynamics business solutions. We evaluate MBD results based upon the nature of the end user in two primary parts: business revenue, which includes Microsoft Office system revenue generated through volume licensing agreements and Microsoft Dynamics revenue; and consumer revenue, which includes revenue from retail packaged product sales and OEM revenue.

Three months ended June 30, 2011 compared with three months ended June 30, 2010

MBD revenue increased reflecting sales of the 2010 Microsoft Office system, which was released primarily during the fourth quarter of fiscal year 2010. Consumer revenue decreased $93 million or 8%, primarily driven by a decline in consumer PC sales in developed markets. Business revenue increased $494 million or 12%, primarily reflecting licensing of the 2010 Microsoft Office system to transactional business customers, growth in multi-year volume licensing revenue, and a 19% increase in Microsoft Dynamics revenue.

MBD operating income increased due mainly to revenue growth as well as decreased sales and marketing expenses, offset in part by higher cost of revenue. Sales and marketing expenses decreased $74 million or 6%, due mainly to decreased advertising and marketing activities. Cost of revenue increased $83 million or 22%, primarily driven by higher online costs and services.

Twelve months ended June 30, 2011 compared with twelve months ended June 30, 2010

MBD revenue increased primarily reflecting sales of the 2010 Microsoft Office system, the $254 million Office Deferral during fiscal year 2010, and the subsequent recognition of the Office Deferral during fiscal year 2011. Business revenue increased $2.0 billion or 13%, reflecting licensing of the 2010 Microsoft Office system to transactional business customers, growth in multi-year volume licensing revenue, and a 10% increase in Microsoft Dynamics revenue. Consumer revenue increased $1.1 billion or 33%, approximately half of which was attributable to the launch of Office 2010 and half of which was attributable to the Office Deferral during fiscal year 2010 and subsequent recognition of the Office Deferral during fiscal year 2011. Excluding the impact associated with the Office Deferral, consumer revenue increased $620 million or 17% due to sales of the 2010 Microsoft Office system.

MBD operating income increased due mainly to revenue growth, offset in part by higher operating expenses. Cost of revenue increased $335 million or 26%, primarily driven by higher online costs and services. Sales and marketing expenses increased $97 million or 2%, primarily driven by an increase in corporate and cross-platform marketing activities. Research and development costs increased $79 million or 4%, primarily as a result of capitalization of certain Microsoft Office system software development costs in the prior year.

Entertainment and Devices Division

	0000000000	0000000000	0000000000	0000000000	0000000000	0000000000
(In millions, except percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change

	2011	2010		2011	2010

Revenue	$1,485	$1,144	30%	$8,913	$6,168	45%
Operating income (loss)	$32	$(172)	*	$1,324	$618	114%

*	Not meaningful

Entertainment and Devices Division (“EDD”) develops and markets products and services designed to entertain and connect people. EDD offerings include the Xbox 360 entertainment platform (which includes the Xbox 360 gaming and entertainment console, Kinect for Xbox 360, Xbox 360 video games, Xbox LIVE, and Xbox 360 accessories), Mediaroom (our Internet protocol television software), and Windows Phone. In November 2010, we released Kinect for Xbox 360 and the latest version of Windows Phone.

Three months ended June 30, 2011 compared with three months ended June 30, 2010

EDD revenue increased primarily reflecting higher Xbox 360 platform revenue. Xbox 360 platform revenue grew $293 million or 29%, led by higher Xbox LIVE revenue and increased volumes of Xbox 360 consoles sold. We shipped 1.7 million Xbox 360 consoles during the fourth quarter of fiscal year 2011, compared with 1.5 million Xbox 360 consoles during the fourth quarter of fiscal year 2010.

EDD operating income increased primarily reflecting revenue growth, offset in part by higher cost of revenue. Cost of revenue increased $118 million or 15% primarily reflecting higher volumes of Xbox 360 consoles, and increased royalty costs resulting from increased sales of Xbox LIVE digital content.

Twelve months ended June 30, 2011 compared with twelve months ended June 30, 2010

EDD revenue increased primarily reflecting higher Xbox 360 platform revenue. Xbox 360 platform revenue grew $2.7 billion or 48%, led by increased volumes of Xbox 360 consoles, sales of Kinect sensors, and higher Xbox LIVE revenue. We shipped 13.7 million Xbox 360 consoles during fiscal year 2011, compared with 10.3 million Xbox 360 consoles during fiscal year 2010.

EDD operating income increased primarily reflecting revenue growth, offset in part by higher cost of revenue. Cost of revenue increased $1.8 billion or 49% primarily reflecting higher volumes of Xbox 360 consoles and Kinect sensors sold, and increased royalty costs resulting from increased sales of Xbox LIVE digital content. Research and development expenses increased $119 million or 12%, primarily reflecting higher headcount-related costs. Sales and marketing expenses grew $90 million or 12% primarily reflecting increased Xbox 360 platform marketing activities.

Corporate-Level Activity

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(In millions, except percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change

	2011	2010		2011	2010

Corporate-level activity	$(1,468)	$(1,055)	(39)%	$(4,619)	$(4,260)	(8)%

Certain corporate-level activity is not allocated to our segments, including costs of: broad-based sales and marketing; product support services; human resources; legal; finance; information technology; corporate development and procurement activities; research and development; and legal settlements and contingencies.

Three months ended June 30, 2011 compared with three months ended June 30, 2010

Corporate-level expenses increased due mainly to new Puerto Rican excise taxes, certain revenue related sales and marketing expenses, and increased headcount-related expenses.

Twelve months ended June 30, 2011 compared with twelve months ended June 30, 2010

Corporate-level expenses increased due mainly to new Puerto Rican excise taxes, certain revenue related sales and marketing expenses, and increased headcount-related expenses. These increases were offset in part by lower legal charges, which were $332 million in fiscal year 2011 compared to $533 million in fiscal year 2010.

OPERATING EXPENSES

Cost of Revenue

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(In millions, except percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change

	2011	2010		2011	2010

Cost of revenue	$3,708	$3,170	17%	$15,577	$12,395	26%
As a percent of revenue	21%	20%	1ppt	22%	20%	2ppt

Cost of revenue includes: manufacturing and distribution costs for products sold and programs licensed; operating costs related to product support service centers and product distribution centers; costs incurred to include software on PCs sold by OEMs, to drive traffic to our Web sites, and to acquire online advertising space (“traffic acquisition costs”); costs incurred to support and maintain Internet-based products and services, including royalties; warranty costs; inventory valuation adjustments; costs associated with the delivery of consulting services; and the amortization of capitalized research and development costs.

Three months ended June 30, 2011 compared with three months ended June 30, 2010

Cost of revenue increased primarily due to higher costs associated with our online offerings, including traffic acquisition costs, and higher expenses from providing Enterprise Services, as well as increased volumes of Xbox 360 consoles sold and royalty costs relating to Xbox LIVE digital content sold.

Twelve months ended June 30, 2011 compared with twelve months ended June 30, 2010

Cost of revenue increased primarily due to increased volumes of Xbox 360 consoles and Kinect sensors sold, higher costs associated with our online offerings, including traffic acquisition costs, and higher expenses from providing Enterprise Services, as well as royalty costs relating to Xbox LIVE digital content sold.

Research and Development

	000000000	000000000	000000000	000000000	000000000	000000000
(In millions, except percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change

	2011	2010		2011	2010

Research and development	$2,393	$2,350	2%	$9,043	$8,714	4%
As a percent of revenue	14%	15%	(1)ppt	13%	14%	(1)ppt

Research and development expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content.

Three months ended June 30, 2011 compared with three months ended June 30, 2010

Research and development expenses increased primarily due to an 8% increase in headcount-related expenses and the capitalization of certain software development costs in the prior year.

Twelve months ended June 30, 2011 compared with twelve months ended June 30, 2010

Research and development expenses increased primarily due to a 5% increase in headcount-related expenses and the capitalization of certain software development costs in the prior year.

Sales and Marketing

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(In millions, except percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change

	2011	2010		2011	2010

Sales and marketing	$3,916	$3,602	9%	$13,940	$13,214	5%
As a percent of revenue	23%	22%	1ppt	20%	21%	(1)ppt

Sales and marketing expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with sales and marketing personnel and the costs of advertising, promotions, trade shows, seminars, and other programs.

Three months ended June 30, 2011 compared with three months ended June 30, 2010

Sales and marketing expenses increased primarily as a result of a 12% increase in headcount-related expenses and increased fees paid to third party enterprise software advisors.

Twelve months ended June 30, 2011 compared with twelve months ended June 30, 2010

Sales and marketing expenses increased primarily as a result of increased advertising and marketing of the Xbox 360 platform, Windows Phone, and Windows and Windows Live, a 5% increase in headcount-related expenses, and increased fees paid to third party enterprise software advisors.

General and Administrative

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(In millions, except percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change

	2011	2010		2011	2010

General and administrative	$1,179	$987	19%	$4,222	$4,063	4%
As a percent of revenue	7%	6%	1ppt	6%	7%	(1)ppt

General and administrative expenses include payroll, employee benefits, stock-based compensation expense, severance expense, and other headcount-related expenses associated with finance, legal, facilities, certain human resources and other administrative personnel, certain taxes, and legal and other administrative fees.

Three months ended June 30, 2011 compared with three months ended June 30, 2010

General and administrative expenses increased primarily due to new Puerto Rican excise taxes and a 17% increase in headcount-related expenses.

Twelve months ended June 30, 2011 compared with twelve months ended June 30, 2010

General and administrative expenses increased primarily due to a 12% increase in headcount-related expenses and new Puerto Rican excise taxes, partially offset by prior year transition expenses associated with the inception of the Yahoo! Commercial Agreement.

OTHER INCOME (EXPENSE) AND INCOME TAXES

Other Income (Expense)

The components of other income (expense) were as follows:

(In millions, except percentages)	Three Months Ended June 30,		Percentage Change	Twelve Months Ended June 30,		Percentage Change

	2011	2010		2011	2010

Dividends and interest income	$269	$239	13%	$900	$843	7%
Interest expense	(94)	(37)	(154)%	(295)	(151)	(95)%
Net recognized gains on investments	100	49	104%	439	348	26%
Net losses on derivatives	(115)	(163)	29%	(77)	(140)	45%
Net gains (losses) on foreign currency remeasurements	(12)	25	*	(26)	1	*
Other	0	(19)	*	(31)	14	*

Total	$148	$94	57%	$910	$915	(1)%

*	Not meaningful

Three months ended June 30, 2011 compared with three months ended June 30, 2010

Dividends and interest income increased due to higher average portfolio investment balances, offset in part by lower yields on our fixed income investments. Interest expense increased due to our increased issuance of debt. Net recognized gains on investments increased due primarily to higher gains on sales of fixed-income and equity securities. Derivative losses decreased due primarily to lower losses on currency contracts used to hedge foreign currency revenues and interest-rate and equity derivatives, offset in part by higher losses on commodity derivatives.

Twelve months ended June 30, 2011 compared with twelve months ended June 30, 2010

Dividends and interest income increased due to higher average portfolio investment balances, offset in part by lower yields on our fixed income investments. Interest expense increased due to our increased issuance of debt. Net recognized gains on investments increased due primarily to higher gains on sales of equity securities, offset in part by fewer gains on sales of fixed-income securities. Derivative losses decreased due primarily to higher gains on commodity derivatives offset in part by higher losses on currency contracts used to hedge foreign currency revenue.

Income Taxes

Three months ended June 30, 2011 compared with three months ended June 30, 2010

Our effective tax rates for the fourth quarters of fiscal years 2011 and 2010 were approximately 7% and 25%, respectively. Our effective tax rate was lower than the U.S. federal statutory rate primarily due to a higher mix of earnings taxed at lower rates in foreign jurisdictions resulting from producing and distributing our products and services through our foreign regional operations centers in Ireland, Singapore and Puerto Rico, which are subject to lower income tax rates.

Our effective tax rate was lower than in the prior year due mainly to the adjustment of our previously estimated effective tax rate for the year to reflect the actual full year mix of foreign and U.S. taxable income. In addition, upon completion of our annual domestic and foreign tax returns, we adjusted the estimated tax provision to reflect the tax returns filed and recorded an income tax benefit which lowered our effective tax rate.

Twelve months ended June 30, 2011 compared with twelve months ended June 30, 2010

Our effective tax rates for fiscal years 2011 and 2010 were approximately 18% and 25%, respectively. Our effective tax rate was lower than the U.S. federal statutory rate and our prior year effective rate primarily due to a higher mix of earnings taxed at lower rates in foreign jurisdictions resulting from producing and distributing our products and services through our foreign regional operations centers in Ireland, Singapore, and Puerto Rico, which are subject to lower income tax rates. In fiscal years 2011 and 2010, our U.S. income before income taxes was $8.9 billion and $9.6 billion, respectively, and comprised 32% and 38%, respectively, of our income before income taxes. In fiscal years 2011 and 2010, the foreign income before income taxes was $19.2 billion and $15.4 billion, respectively, and comprised 68% and 62%, respectively, of our income before income taxes. In fiscal years 2011 and 2010, the reduction of the U.S. federal statutory rate as a result of foreign earnings taxed at lower rates was 16% and 12%, respectively.

In addition, our effective tax rate was lower than in the prior year due to a partial settlement with the I.R.S. in the third quarter of fiscal year 2011 relating to the audit of tax years 2004 to 2006. This partial settlement reduced our income tax expense for fiscal year 2011 by $461 million.

UNEARNED REVENUE

Unearned revenue at June 30, 2011 comprised mainly unearned revenue from volume licensing programs. Unearned revenue from volume licensing programs represents customer billings for multi-year licensing arrangements paid for either at inception of the agreement or annually at the beginning of each billing coverage period and accounted for as subscriptions with revenue recognized ratably over the billing coverage period. Unearned revenue at June 30, 2011 also included payments for: post-delivery support and consulting services to be performed in the future; Xbox LIVE subscriptions and prepaid points; Microsoft Dynamics business solutions products; OEM minimum commitments; unspecified upgrades/enhancements of Windows Phone and Microsoft Internet Explorer on a when-and-if-available basis for Windows XP; and other offerings for which we have been paid in advance and earn the revenue when we provide the service or software, or otherwise meet the revenue recognition criteria.

The following table outlines the expected future recognition of unearned revenue as of June 30, 2011:

(In millions)
Three Months Ending,

September 30, 2011	$5,979
December 31, 2011	4,914
March 31, 2012	3,207
June 30, 2012	1,622
Thereafter	1,398

Total	$17,120

CASH FLOWS

Three months ended June 30, 2011 compared with three months ended June 30, 2010

Fourth quarter cash flows from operations increased $338 million over the prior year to $5.9 billion due mainly to increased revenue and cash collections from customers, offset in part by other changes in working capital. Cash used in financing decreased $1.7 billion to $2.4 billion due mainly to a $2.6 billion decrease in common stock repurchases, offset in part by reduced proceeds from issuances of common stock of $732 million. Cash used in investing decreased $3.2 billion to $1.0 billion due mainly to a $2.6 billion increase in cash from securities lending.

Twelve months ended June 30, 2011 compared with twelve months ended June 30, 2010

Cash flows from operations increased $2.9 billion during the current fiscal year to $27.0 billion due mainly to increased revenue and cash collections from customers. Cash used in financing decreased $4.9 billion to $8.4 billion due mainly to a $5.8 billion increase in proceeds from issuances of debt, net of repayments, offset in part by a $602 million increase in cash paid for dividends. Cash used in investing increased $3.3 billion to $14.6 billion due to a $5.8 billion increase in purchases of investments, offset in part by a $2.5 billion increase in cash from securities lending.